July 14, 2014

XcelMobility, Inc.

Board of Directors

303 Twin Dolphins Drive, Suite 600

Redwood City, CA 94065

Re: Opinion of Counsel for Registration Statement on Form S-1

To Whom It May Concern:

We act as counsel to XcelMobility, Inc., a Nevada corporation (the "Company"), in connection with the registration of 12,600,000 shares of the Company's common stock (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act”), of which up to (1) 10,769,230 Shares are issuable upon conversion of the principal amount of a convertible promissory note issued on May 30, 2014 (the “Convertible Note”) to Hanover Holdings I, LLC (“Hanover”); (2) 71,508 Shares are issuable upon conversion of the accrued interest under the Convertible Note; and (3) 1,759,262 Shares are issuable upon exercise of an outstanding warrant to purchase shares of the Company’s common stock, held by Hanover, dated May 30, 2014 (the “Warrant”), and all of which will be sold by Hanover as further described in the Company's registration statement on Form S-1 (the "Registration Statement") filed under the Securities Act.

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the legal capacity of all natural persons, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the laws applicable to the State of Nevada.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
1201 K Street, Suite 1100 ■ Sacramento, California 95814 ■ Tel 916.442.1111 ■ Fax 916.448.1709

Board of Directors

XcelMobility, Inc.

July 14, 2014

thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof; (iii) the Company receives, to the extent applicable, the consideration set forth in the Warrant; and (iv) the Convertible Note is converted into Shares pursuant to the terms set forth therein; we are of the opinion that the Shares to be issued will be legally issued, fully paid and nonassessable.

We hereby consent in writing to the reference to this firm under the caption “Interests of Named Experts and Counsel” in the Prospectus included in the Registration Statement and the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP